EXHIBIT 99.1

Simmons First National Corporation Declares $0.22 Per Share Dividend

PINE BLUFF, Ark., Feb. 28, 2014 (GLOBE NEWSWIRE) -- Simmons First National Corporation's (Nasdaq:SFNC) Board of Directors declared a regular $0.22 per share quarterly cash dividend payable April 1, 2014, to shareholders of record March 14, 2014. This dividend represents a $0.01 per share, or 4.8% increase over the dividend paid for the same period last year.

Simmons First National Corporation is a seven bank financial holding company with community banks in Pine Bluff, Lake Village, Jonesboro, Searcy, Russellville, El Dorado and Hot Springs and conducts banking operations in Arkansas, Missouri and Kansas.

CONTACT: DAVID W. GARNER
         Executive Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000